VistaCare Announces Election of New Board Member

July 7, 2005 (Scottsdale, Ariz.) -- VistaCare (Nasdaq: VSTA), a leading national provider of hospice services, today announced the appointment of Jon M. Donnell (age 45) to its Board of Directors, effective July 7, 2005.

Mr. Donnell fills a newly created Class II Director position, and will serve until the annual meeting of stockholders in 2007.

Mr. Donnell has spent more than 20 years in a variety of leadership roles in accounting, financial, and operating leadership. Most recently, Mr. Donnell served as President and Chief Operating Officer for Dominion Homes where, in only five years, he doubled company revenues, grew net income from $8M to $31.8M, achieved double-digit increases in market share, and successfully completed a $27M secondary stock offering. Prior to this role, Mr. Donnell worked as Dominion Homes' Chief Financial Officer and in operational leadership positions with Del Webb. He also has experience as part of the audit team for Peat, Marwick, Mitchell, & Co., a Phoenix, Arizona-based accounting firm, where he earned his CPA. Mr. Donnell, who lives in Sarasota, Florida, received his degree in accounting from the University of Arizona.

"Jon Donnell brings great value and expertise to our Board of Directors," said Richard Slager, VistaCare Chairman and Chief Executive Officer. "Jon is an accomplished businessman with a strong track record as both a leader and catalyst for process improvement. I am delighted to have someone of Jon's caliber as part of our Board and am confident that his vision and business acumen will serve VistaCare well throughout the course of his tenure."

About VistaCare

VistaCare is a leading provider of hospice services in the United States, with hospice programs in 14 states. Through interdisciplinary teams of physicians, nurses, home healthcare aides, social workers, spiritual and other counselors and volunteers, VistaCare provides care primarily designed to reduce pain and enhance the quality of life of patients facing life-limiting illness, most commonly in the patient's home or other residence of choice. For more information or to learn more about VistaCare, call 1-866-VISTACARE or visit www.VistaCare.com.

Company Contacts:	Investor Contacts:
Richard Slager	Doug Sherk/Jennifer Beugelmans, EVC Group
(480) 648-4545	(415) 896-6820
ir@vistacare.com	dsherk@evcgroup.com